Exhibit 10.30

GLOBAL POWER EQUIPMENT GROUP INC.

RESTRICTED SHARE UNIT AGREEMENT

Notice of Restricted Share Unit Award

Global Power Equipment Group Inc. (the “Company”) grants to the Grantee named below, in accordance with the terms of the Global Power Equipment Group Inc. 2011 Equity Incentive Plan (the “Plan”) and this Restricted Share Unit Agreement (the “Agreement”), the number of Time-Based RSUs set forth below and the Target Number of Performance-Based RSUs set forth below (collectively, the “Restricted Share Units”), as of the Date of Grant set forth below. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.

Name of Grantee:

Date of Grant:

Number of Time-Based RSUs:

Target Number of Performance-Based RSUs:

Vesting Schedule:

Vesting Dates for Time-Based RSUs:	March 31, 20 , March 31, 20 and March 31, 20

Vesting Date for Performance-Based RSUs:	March 31, 20

Performance Period:	January 1, 20 through December 31, 20

Performance-Based Vesting Targets:	Achievement of the performance objectives established by the Committee, as set forth in Attachment A.

Terms of Agreement

1. Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the Restricted Share Units set forth above. Each Restricted Share Unit shall represent the contingent right to receive one Share and shall at all times be equal in value to one Share. The Restricted Share Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 2 hereof.

2. Vesting and Payment of Restricted Share Units.

(a) In General.

(i) Time-Based RSUs. The number of Time-Based RSUs set forth above shall vest in three installments (each consisting of one-third of the Time-Based RSUs) on each of the applicable Vesting Dates set forth above in the Vesting Schedule, provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable Vesting Date. The Company shall deliver to the Grantee the Shares underlying the vested Time-Based RSUs within ten (10) days following each applicable Vesting Date.

(ii) Performance-Based RSUs. All, a portion, or a multiple of the Target Number of Performance-Based RSUs set forth above shall vest on the applicable Vesting Date as set forth above in the Vesting Schedule, provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable Vesting Date, and based on the extent to which the Company achieves the Performance-Based Vesting Targets described above for the Performance Period. Not later than March 15 following the end of the Performance Period, the Committee shall certify in writing the extent to which the Company has achieved the Performance-Based Vesting Targets for the Performance Period and the number of Performance-Based RSUs, if any, earned by the Grantee. The Company shall deliver to the Grantee the Shares underlying the vested Performance-Based RSUs following the Committee’s certification of the Performance-Based Vesting Targets and within ten (10) days following the applicable Vesting Date. It is intended that any Performance-Based RSUs (and related Dividend Equivalents) payable under this Agreement to the Grantee will qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code (or that the Company’s federal income tax deduction for payment of any such Performance-Based RSUs (and related dividend equivalents) will otherwise be exempt from the limitations of Section 162(m) of the Code), and this Agreement shall be interpreted and administered in accordance with such intent.

(iii) Continuous Employment. For purposes of this Section 2, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

(b) Involuntary Termination or Termination for Good Reason. If, prior to a Vesting Date, the Grantee’s employment with the Company or a Subsidiary is terminated (x) by the Company or a Subsidiary without Cause (as defined in Section 21 of this Agreement) or by reason of the Grantee’s Disability (as defined in Section 21 of this Agreement), (y) by the Grantee for Good Reason (as defined in Section 21 of this Agreement), or (z) as a result of the Grantee’s death, then, except as otherwise provided in Section 12, and notwithstanding any provision of the Grantee’s employment agreement with the Company, if any, to the contrary:

(i) The Grantee shall become vested in a number of Time-Based RSUs equal to: (x) the number of Time-Based RSUs that would have become vested had the Grantee remained employed with the Company or a Subsidiary through March 31 of the calendar year immediately following the calendar year in which the Grantee’s employment terminated, multiplied by (y) the Pro-Ration Factor (as defined in Section 21 of this Agreement). In addition (but not in duplication of the foregoing), if the Grantee’s termination of employment occurs between January 1 and March 30 of a calendar year, the Grantee shall become vested in the unvested Time-Based RSUs, if any, that would have become vested had the Grantee remained employed with the Company or a Subsidiary through March 31 of that calendar year. The Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Time-Based RSUs within thirty (30) days following the date of the Grantee’s termination of employment.

(ii) The Grantee shall become vested in a number of Performance-Based RSUs equal to: (x) the number of Performance-Based RSUs that would have become vested had the Grantee remained employed with the Company or a Subsidiary through the end of the Performance Period, based on the extent to which the Company achieves the Performance-Based Vesting Targets for the Performance Period, multiplied by (y) the Pro-Ration Factor. The Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Performance-Based RSUs, if any, within seventy (70) days after the end of the Performance Period.

(c) Change of Control. If a Change of Control occurs while the Grantee is employed by the Company or any Subsidiary and prior to an applicable Vesting Date, then, effective as of the date of such Change of Control, (i) all of the Time-Based RSUs that have not yet vested under this Section 2 shall become fully vested, and (ii) the Target Number of Performance-Based RSUs shall become fully vested. Except as otherwise provided in Section 12, the Company shall deliver to the Grantee the Shares underlying such vested Restricted Share Units within thirty (30) days following the date of the Change in Control.

3. Forfeiture of Restricted Share Units.

(a) Forfeiture of Unvested Awards. The Restricted Share Units that have not yet vested pursuant to Section 2 (and any right to unpaid Dividend Equivalents under Section 6 with respect to the Restricted Share Units), shall be forfeited automatically without further action or notice if (i) the Grantee ceases to be employed by the Company or a Subsidiary prior to a Vesting Date, except as otherwise provided in Section 2(b) or 2(c), or (ii) with respect to Performance-Based RSUs, the Company fails to achieve the Threshold Level for the Performance-Based Vesting Targets in accordance with Attachment A, except as otherwise provided in Section 2(c).

(b) Repayment of Awards. The Restricted Share Units shall be subject to the provisions of Section 19 of the Plan regarding forfeiture and repayment of awards in the event of termination of the Grantee’s employment for Cause or as provided pursuant to the Company’s Compensation Recovery Policy. This Section 3(b) shall survive and continue in full force in accordance with its terms and the terms of the Plan notwithstanding any termination of the Grantee’s employment or the payment of the Restricted Share Units as provided herein.

4. Transferability. The Restricted Share Units may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 4 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Share Units.

5. Dividend, Voting and Other Rights. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Share Units until such Shares have been delivered to the Grantee in accordance with Section 2 hereof. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

6. Payment of Dividend Equivalents. Upon payment of a vested Restricted Share Unit, the Grantee shall be entitled to a cash payment (without interest) equal to the aggregate cash dividends declared and payable with respect to one (1) Share for each record date that occurs during the period beginning on the Date of Grant and ending on the date the vested Restricted Share Unit is paid (the “Dividend Equivalent”). The Dividend Equivalents shall be forfeited to the extent that the underlying Restricted Share Unit is forfeited and shall be paid to the Grantee, if at all, at the same time that the related vested Restricted Share Unit is paid to the Grantee in accordance with Section 2.

7. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee, in each case with or without Cause.

8. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

9. Taxes and Withholding. The Grantee is responsible for any federal, state, local or other taxes with respect to the Restricted Share Units and the Dividend Equivalents. The Company does not guarantee any particular tax treatment or results in connection with the grant or vesting of the Restricted Share Units, the delivery of Shares or the payment of Dividend Equivalents. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then, except as otherwise provided below, the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. Notwithstanding the preceding sentence, the Grantee may elect, on a form provided by the Company and subject to any terms and conditions imposed by the Company, to pay or provide for payment of the required tax withholding. If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes at any time other than upon delivery of the Shares under this Agreement, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code). If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes with respect to Dividend Equivalents, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to reduce the cash payment related to the Dividend Equivalent by the applicable tax withholding.

10. Adjustments. The number and kind of shares of stock deliverable pursuant to the Restricted Share Units are subject to adjustment as provided in Section 15 of the Plan.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Share Units; provided that, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

12. Section 409A of the Code. It is intended that the Restricted Share Units and any Dividend Equivalents provided pursuant to this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code, and this Agreement shall be interpreted, administered and governed in accordance with such intent. To the extent necessary to give effect to such intent, the Grantee’s termination of employment shall mean, for purposes of this Agreement, the Grantee’s “separation from service” within the meaning of Section 409A of the Code. In particular, it is intended that the Restricted Share Units and any Dividend Equivalents shall be exempt from Section 409A of the Code, to the maximum extent possible, pursuant to the “short-term deferral” exception thereto. However, to the extent that the Restricted Share Units or any Dividend Equivalents constitute a deferral of compensation subject to the requirements of Section 409A of the Code (for example, because the Grantee’s governing employment agreement defines “Good Reason” in a manner such that the Grantee’s termination of employment for Good Reason would not be treated as an involuntary separation from service for purposes of Section 409A of the Code), then the following rules shall apply, notwithstanding any other provision of this Agreement to the contrary:

(a) The Company will deliver the Shares underlying any Restricted Share Units that become vested in accordance with Section 2(b) or 2(c) of this Award Agreement and pay any Dividend Equivalents with respect to those vested Restricted Share Units within thirty (30) days after the first to occur of (i) the applicable Vesting Date for the Restricted Share Units; (ii) the occurrence of a Change of Control that is also a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (iii) the Grantee’s “separation from service” within the meaning of Section 409A of the Code; and

(b) If the Restricted Share Units (and any related Dividend Equivalents) become payable as a result of the Grantee’s separation from service (other than as a result of the Grantee’s death) and the Grantee is a “specified employee” at that time within the meaning of Section 409A of the Code (as determined pursuant to the Company’s policy for identifying specified employees), the Company will deliver the Shares underlying the vested Restricted Share Units and pay any related Dividend Equivalents to the Grantee on the first business day that is at least six months after the date of the Grantee’s separation from service (or upon the Grantee’s death if the Grantee dies before the end of that six-month period).

13. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect in a material way the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with the grant of the Restricted Share Units. Notwithstanding any provision to the contrary in the Grantee’s employment agreement with the Company, if any, the provisions of this Agreement, and in particular, Section 2(b) hereof, shall control any determination of the number of Restricted Share Units that may become vested in connection with the Grantee’s termination of employment.

16. Successors and Assigns. Without limiting Section 4, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

17. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

18. Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third-party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

19. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the VP of Human Resources of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

20. No Fractional Shares. Fractional Shares or units will be subject to rounding conventions adopted by the Company from time to time; provided that in no event will the total shares issued exceed the total units granted under this award.

21. Definitions. As used in this Agreement, the following definitions shall apply.

(a) Cause has the meaning given such term in the Plan.

(b) Disability has the meaning set forth in the long-term disability plan of the Company or a Subsidiary applicable to the Grantee.

(c) Good Reason has the meaning given to it in the Grantee’s governing employment agreement, if any. If the Grantee’s governing employment agreement does not include such a definition, or if the Grantee is not subject to an employment agreement, then Good Reason shall mean (i) material diminution in Grantee’s base salary; (ii) material diminution in Grantee’s authority, duties or responsibilities (or the authority, duties or responsibilities of the person to whom the Grantee reports); (iii) requirement that the Grantee report to a corporate officer or employee instead of reporting to the Company’s Board of Directors, if applicable; (iv) material diminution in the budget over which the Grantee retains authority; (v) material change in the geographic location at which Grantee must perform services; or (vi) action or inaction by the Company that constitutes a material breach of the Grantee’s employment agreement, if any; provided, in any case, that the Grantee provides notice to the Company of the existence of the condition constituting Good Reason within 90 days after the initial existence of such condition and the Company fails to remedy such condition within 30 days after the receipt of such notice from the Grantee.

(d) Pro-Ration Factor means (i) with respect to Time-Based RSUs, a fraction, the numerator of which is the number of days of continuous employment completed by the Grantee during the calendar year in which the Grantee’s employment terminates, and the denominator of which is 365; and (ii) with respect to Performance-Based RSUs, a fraction, the numerator of which is the number of days of continuous employment completed by the Grantee during the Performance Period, and the denominator of which is 1095.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Date of Grant.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Name: Luis Manuel Ramirez
Title: President and CEO

By executing this Agreement, (1) you acknowledge and agree that, in consideration of this award of Restricted Share Units, the provisions of this Agreement, and in particular, Section 2(b) hereof, shall control any determination of the number of Restricted Share Units that may become vested in connection with your termination of employment, notwithstanding any provision to the contrary in your employment agreement with the Company; and (2) you acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing on the Company’s internet site at www.globalpower.com, and you consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact              at             , to request a paper copy of the Prospectus Information at no charge.

GRANTEE

Name: